Exhibit 10.6

RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT is entered into effect as of [—], between First NBC Bank Holding Company (“FNBCHC”) and First Commerce Corporation, its predecessor, and [—] (the “Award Recipient”).

1. Conditional Award of Restricted Stock

Pursuant to the terms of the Plan, the Award Recipient is hereby awarded, subject to the other terms, conditions, and restrictions contained herein, [—] shares of Restricted Stock.

2. Award Restrictions

2.1 The shares of Restricted Stock and the right to vote them and to receive dividends thereon may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered until such time as the shares vest and the restrictions imposed thereon lapse, on a pro rata basis, as provided below.

2.3 All restrictions on the Restricted Stock issued to the Award Recipient shall immediately lapse and the shares shall vest (a) if the Award Recipient dies while he is employed by the Company, (b) if the Award Recipient becomes disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, while employed by the Company, (c) if the Award Recipient retires from employment with the Company on or after attaining the age of 65 or is granted early retirement by a vote of the FNBCHC Board of Directors, or (d) [—] months after the date the Restricted Stock was awarded. Vesting will occur on a monthly basis with [—] vested at the end of the month of issuance and [—] each month over the next [—] months. On termination of employment for any other reason all unvested shares will be forfeited.

3. Stock Certificates

3.1 The stock certificates evidencing the Restricted Stock issued to the Award Recipient shall be retained by the Award Recipient with a restriction legend. At any time, at the option of the Award Recipient, the restrictive certificate may be surrendered for a certificate (unrestricted) for vested shares and a certificate with a restrictive legend for the remainder of the award until the termination of the applicable Restricted Period and the lapse of restrictions under the terms hereof. FNBCHC shall place a legend on the stock certificates restricting the transferability of such shares of Restricted Stock, reading as follows:

Any sale, transfer, encumbrance or other disposition (whether voluntary or involuntary, by gift or otherwise) of the shares represented by this certificate is restricted by the terms of a Restricted Stock Award Agreement dated [—], a copy of which is on file at the principal office of FNBCHC and may be inspected during its regular business hours.

3.2 Upon the lapse of restrictions on any shares of Restricted Stock issued to the Award Recipient, FNBCHC shall upon the request of the Award Recipient cause a stock certificate without a restrictive legend representing such shares of Restricted Stock to be issued in the name of the Award Recipient or his nominee within 30 days after the end of the Restricted Period. Upon receipt of such stock certificate, the Award Recipient is free to hold or dispose of the shares of Common Stock represented by such certificate subject to applicable securities laws.

4. Dividends

Any dividend declared on FNBCHC on its common shares shall be also paid on all restricted shares, whether vested or unvested. Any dividends paid on the shares of Restricted Stock issued to the Award Recipient shall be paid to the Award Recipient currently.

5. Taxes

5.1	FNBCHC shall have the right to withhold from any payments or stock issuances under the Plan, or to collect as a condition of payment, any taxes required by law to be withheld.

5.2	Award Recipient may, but is not required to, satisfy his or her withholding tax obligation in whole or in part by electing (the “Election”) to have FNBCHC withhold, from the shares he or she otherwise would receive, shares of Common Stock having a value equal to the minimum amount required to be withheld. The value of the shares to be withheld shall be based on the Fair Market Value of the Common Stock on the date that the amount of tax to be withheld shall be determined (the “Tax Date”). Each Election must be made prior to the Tax Date.

5.3	FNBCHC and Award Recipient acknowledge that it was the intention to provide to Award Recipient the value of the restricted shares without taxation on that value. Accordingly, it is determined that any federal income tax payment or quarterly estimated tax payment that is to be made by Award Recipient, FNBCHC will make a cash payment to Award Recipient sufficient to pay all such taxes plus any taxes on such cash payment.

6. Additional Conditions

Anything in this Agreement to the contrary notwithstanding, if at any time FNBCHC further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any document) of the shares of Common Stock issued or issuable pursuant hereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of shares of Common Stock pursuant hereto, or the removal or any restrictions imposed on such shares, such shares of Common Stock shall not be issued, in whole or in part, or the restrictions thereon removed, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to FNBCHC.

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7. No Contract of Employment Intended

Nothing in this Agreement shall confer upon the Award Recipient any right to continue in the employment of the Company or to interfere in any way with the right of the Company to terminate the Award Recipient’s employment relationship with the Company at any time.

8. Binding Effect

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators and successors.

9. Inconsistent Provisions

The shares of Restricted Stock covered hereby are subject to the provisions of the Plan. If any provision of this Agreement conflicts with a provision of the Plan, the Plan provision shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

First NBC Bank Holding Company

By:
Chairman of the Board

[—]

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